Exhibit No. 10(b)(*)

AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT (this “Amendment”), effective January 13, 2015, is made to that certain Employment Agreement dated August 31, 2012 by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Daniel Hanrahan (the “Executive”) (the “Employment Agreement”).
In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:
1.    SEVERANCE PAYMENT. Section 6(b)(iii) of the Employment Agreement is amended and restated in its entirety to read:
(iii)    Severance Payment. Subject to the Executive signing and not revoking a release of claims in a form prescribed by the Corporation and the Executive remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Executive, the Executive shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(b)(iii) as the “Severance Payment”): (I) an amount equal to two times the Executive’s Base Salary as of the Date of Termination, payable in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing for twenty-four (24) consecutive months, plus (II) an amount equal to the Bonus the Executive would have otherwise been paid for the fiscal year in which the Date of Termination occurs had the Executive remained employed by the Corporation through the payment date of any such Bonus, payable at the same time as bonuses are paid to other then-current senior executive officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of Termination occurs.
provided, however, that any Severance Payment installments payable under this Section 6(b)(iii) that otherwise would be paid during the first sixty (60) days after the Date of Termination will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Date of Termination, and provided further that if the Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Date of Termination, then no payments of deferred compensation payable due to Employee’s separation from service for purposes of section 409A of the Code shall be made under this Agreement until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay. Furthermore, any Severance Payment owed to the Employee under subsections (I) or (II) above will be reduced by the amount of any compensation earned by the Employee for any consulting or employment services provided on a substantially full-time basis during the period of time

Employee receives Severance Payment installments under subsection (I) or (II) above, to the extent such compensation is payable by an entity unrelated to the Corporation.
2.    NO OTHER CHANGES. Except as set forth herein, the Employment Agreement remains in full force and effect.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement, effective as of the date first set forth above.

REGIS CORPORATION

By:	/s/ Eric Bakken
Its: EVP

/s/ Daniel Hanrahan
Daniel Hanrahan